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                                                                    EXHIBIT 23.2


                               CONSENT OF KPMG LLP


The Board of Directors
The TriZetto Group, Inc.:

We consent to the use of our report dated May 16, 2000, except as to the third paragraph of note 6, which is as of July 17, 2000, with respect to the consolidated balance sheet of Resource Information Management Systems, Inc. and subsidiaries as of December 31, 1999, and the related consolidated statements of operations, stockholders' equity, and cash flows for the year then ended incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

                                                       /s/ KPMG LLP

Chicago, Illinois
May 24, 2001